SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: March 9, 2004

Commission File Number	Exact Name of Registrant as specified in its charter	State or other Jurisdiction of Incorporation	IRS Employer Identification Number
_____________	_____________	_____________	_____________
1-12609 1-2348	PG&E Corporation Pacific Gas and Electric Company	California California	94-3234914 94-0742640

Pacific Gas and Electric Company 77 Beale Street, P. O. Box 770000 San Francisco, California 94177		PG&E Corporation One Market, Spear Tower, Suite 2400 San Francisco, California 94105

(Address of principal executive offices) (Zip Code)

Pacific Gas and Electric Company (415) 973-7000		PG&E Corporation (415) 267-7000

(Registrant's telephone number, including area code)

Item 5.  Other Events

          As part of the implementation of the financing of the confirmed plan of reorganization of Pacific Gas and Electric Company (Utility) in its Chapter 11 proceeding, on March 5, 2004, the Utility entered into $2.9 billion in credit facilities, consisting of:

  An $850 million revolving credit facility (also referred to as a working capital facility) with a syndicate of banks.  Loans under the working capital facility will be used primarily to secure procurement of electricity and natural gas supplies, to cover seasonal fluctuations in cash flows, and may also be used to pay creditors on the effective date of the Settlement Plan (Effective Date).  The working capital facility will have a term of three years and all amounts will be due and payable on March 5, 2007.  At the Utility’s request and at the sole discretion of each lender, the facility may be extended for additional periods.  The lenders are not required to fund the working capital facility until the Effective Date, subject to the satisfaction or waiver of a limited number of conditions.  The Utility has agreed to secure its obligation under the working capital facility, as of the Effective Date, with a mortgage bond secured by a first lien on substantially all of the Utility’s real property and certain personal property.  This working capital credit agreement is attached hereto as Exhibit 99.

  Certain agreements providing for the continuous sale of a portion of the Utility’s accounts receivable to PG&E Accounts Receivable Company LLC, a limited liability company (LLC) wholly owned by the Utility.  In turn, the LLC will sell interests in the accounts receivable to commercial paper conduits or banks.  The LLC may obtain up to $650 million of financing under such agreements.  The agreements will be in effect until March 5, 2007, and are renewable under certain conditions.  The purchasers are not required to make an initial funding under the accounts receivable facility until the Effective Date, subject to the satisfaction or waiver of a limited number of conditions.  The Utility may use up to $500 million from this facility to pay allowed claims at the Effective Date.

  Four separate reimbursement agreements under which the issuing lender has agreed to issue approximately $620 million in new letters of credit to support approximately $614 million aggregate principal amount of pollution control bonds that were previously issued for the benefit of the Utility and that will be reinstated on the Effective Date.  In addition, the Utility entered into two term loan facilities related to pollution control bonds:  (i) a 15–month $345 million term loan facility to fund the Utility’s purchase or redemption of pollution control bonds at the Effective Date and (ii) a 15-month $454 million amended and restated reimbursement facility under which the Utility will finance its obligation to reimburse certain issuers of letters of credit for approximately $454 million drawn under their letters of credit to redeem pollution control bonds during the Utility’s Chapter 11 proceeding.  The four reimbursement agreements and the two term loan facilities each will be secured, as of the Effective Date, with a mortgage bond ranking equally with the security for the working capital facility.

           These transactions, together with the issuance of long-term debt,  were authorized by the California Public Utilities Commission (CPUC) on January 8, 2004 and concurred in by CPUC staff on March 4, 2004.  Implementation of the Utility's plan of reorganization is subject to various conditions, among which are the receipt of investment grade credit ratings and the consummation of the public offering of long-term debt that represents the balance of the financing needed to enable the Utility to emerge from Chapter 11.

Item 7. Financial Statements, Pro Forma Financial Information, and Exhibits

Exhibit 99 – Credit Agreement dated as of March 5, 2004

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrants have duly caused this report to be signed on their behalf by the undersigned thereunto duly authorized.

PG&E CORPORATION
CHRISTOPHER P.JOHNS

Christopher P. Johns Senior Vice President and Controller

PACIFIC GAS AND ELECTRIC COMPANY
DINYAR B. MISTRY

Dinyar B. Mistry Vice President and Controller

Dated: March 9, 2004

EXHIBIT INDEX

Exhibit No.	Description

Exhibit 99	Credit Agreement dated as of March 5, 2004